Prospectus Supplement No. 2                Filed Pursuant To Rule 424(b)(3)
To Prospectus Dated February 11, 2000)     Registration No. 333-95935


                                 $500,000,000

                          EXODUS COMMUNICATIONS, INC.

  4 3/4% Convertible Subordinated Notes Due July 15, 2008 and 7,101,700 shares of Common Stock Issuable Upon Conversion of the Notes

                               ----------------

  This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due March 15, 2008 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

  This prospectus supplement should be read in conjunction with the prospectus dated February 11, 2000 and the prospectus supplement dated April 10, 2000, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

  The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below.

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Name                                                  Principal Amount of    Common Stock Owned     Common Stock       Common Stock
                                                      Notes Beneficially        Prior to the          Offered(2)       Owned After
                                                       Owned and Offered          Offering                             Completion of
                                                                                    (1)(2)                             the Offering
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Alexandra Global Investment Fund I Ltd.                   $ 6,500,000               92,322            92,322               0

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Equity Portfolio                                           25,100,000              356,505           356,505               0

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Evergreen Income & Growth Fund                              4,000,000               56,813            56,813               0

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Federated Equity Income Fund                               24,000,000              340,881           340,881               0
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Federated Insurance Series, on behalf of its                  750,000               10,652            10,652               0

Federated Equity Income Fund II
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Goldman Sachs and Company                                  53,864,000            1,271,273(3)        765,051            506,222
------------------------------------------------------------------------------------------------------------------------------------

Frederic C. Hamilton                                          500,000                7,101             7,101               0

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Mary Ann Hamilton Trust for Self                              300,000                4,261             4,261               0

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Island Holdings                                                35,000                  497               497               0

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Local Initiatives Support Corporation (LISC)                   31,000                  440               440               0

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Merrill Lynch Pierce Fenner & Smith Inc.                    1,180,000               16,760            16,760               0

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Nationwide Family of Funds, on behalf of its                  250,000                3,550             3,550               0

Nationwide Equity Income Fund
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Ohio National Equity Income Portfolio, on                      40,000                  568               568               0

behalf of its Ohio National Fund, Inc.
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Pitney Bowes Retirement Fund                                2,000,000               28,406            28,406               0

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

------------------------------------------------------------------------------------------------------------------------------------

State of Maryland Retirement Plan                           2,799,000               39,755                  39,755         0

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

(1) Includes common stock into which the notes are convertible.

(2) Assumes a conversion rate of 14.2034 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

(3) Includes an additional number of shares of our common stock held by the security holder subject to the conversion of our 5% convertible subordinated notes due March 15, 2006 in an amount equal to the number set forth in the column entitled "Common Stock Owned After Completion of the Offering."

    Investing in our common stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus and those contained in documents incorporated by reference into this prospectus.

                               ----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                               ----------------

    The date of this prospectus supplement is May 25, 2000.